Exhibit 10.2

NON-CALIFORNIA FORM

EMERALD HOLDING, INC.
2017 OMNIBUS EQUITY PLAN

RESTRICTED STOCK UNIT
AWARD AGREEMENT

Pursuant to Section 8 of the 2017 Omnibus Equity Plan (the “Plan”) of Emerald Holding, Inc. (the “Company”), on __________, 2021 (the “Grant Date”) the Company granted Hervé Sedky (the “Recipient”) an award of restricted stock units with respect to the Company’s common stock, par value $0.01 per share (“Common Stock”), subject to the terms and conditions of this agreement between the Company and the Recipient (this “Agreement”). By accepting this award, the Recipient agrees to all of the terms and conditions of this Agreement. The Company and the Recipient understand and agree that any capitalized terms used herein, if not otherwise defined, shall have the same meanings as in the Plan (the Recipient being referred to in the Plan as a Participant).

1.Award and Terms of Restricted Stock Units. The Company awards to the Recipient under the Plan one hundred thousand (100,000) restricted stock units (the “Award”), subject to the restrictions, conditions and limitations set forth in this Agreement and in the Plan, which is incorporated herein by reference. The Recipient acknowledges receipt of a copy of the Plan and acknowledges that the definitive records pertaining to the grant of this Award, and exercises of rights hereunder, shall be retained by the Company.

(a)Rights under Restricted Stock Units. A restricted stock unit (“RSU”) obligates the Company, upon vesting and in accordance with this Agreement, to issue to the Recipient one share of Common Stock for each RSU.

(b)Vesting Dates. The RSUs awarded under this Agreement shall initially be 100% unvested and subject to forfeiture. Subject to the flush language of this Section 1(b) and Sections 1(c) and 2 of this Agreement, the RSUs shall vest and be released from the forfeiture provisions in accordance with the following schedule, provided the Recipient has not Terminated prior to the applicable anniversary of the Vesting Commencement Date:

(i)Prior to the first anniversary of the Vesting Commencement Date, the RSUs will not vest (unless the Committee otherwise so determines in its sole discretion);

(ii)On the first anniversary of the Vesting Commencement Date but before the second anniversary of the Vesting Commencement Date, 20% of the aggregate number of RSUs will vest;

(iii)On the second anniversary of the Vesting Commencement Date but before the third anniversary of the Vesting Commencement Date, an additional 20% of the aggregate number of RSUs will vest;

(iv)On the third anniversary of the Vesting Commencement Date but before the fourth anniversary of the Vesting Commencement Date, an additional 20% of the aggregate number of RSUs will vest;

(v)On the fourth anniversary of the Vesting Commencement Date, an additional 20% of the aggregate number of RSUs will vest; and

(vi)On the fifth anniversary of the Vesting Commencement Date, an additional 20% of the aggregate number of RSUs will vest.

For purposes of the foregoing, the “Vesting Commencement Date” shall mean the date identified as such in the tender offer issued to employee option holders prior to the Grant Date (but in no event later than January 31, 2021).

In the event of a Change in Control at any time prior to the fifth anniversary of the Vesting Commencement Date, subject to the Recipient’s continued employment through the date of such Change in Control, the RSUs shall become 100% vested as of immediately prior to such Change in Control. In no event will the RSUs, whether vested or unvested, be terminated in connection with any Corporate Transaction that is not a Change in Control unless they are fully accelerated as of immediately prior to the Corporate Transaction (and treated in accordance with Section 13.1(b)(ii) of the Plan) or continued in accordance with Section 13.1(a) of the Plan (and the requirements set forth herein).

(c)Forfeiture of RSUs on Termination of Employment. Subject to the Change in Control provisions of Section 1(b) and Section 3.2(a) of the Employment Agreement between the Recipient and Emerald X, LLC, dated as of November ___, 2020 (the “Employment Agreement”), if the Recipient Terminates for any reason, all outstanding and unvested RSUs awarded pursuant to this Agreement shall be immediately and automatically forfeited to the Company for no consideration. Upon a termination for “Cause” (as defined in the Employment Agreement), all outstanding vested and unvested RSUs awarded pursuant to this Agreement shall be immediately and automatically forfeited for no consideration.

(d)Restrictions on Transfer. The Recipient may not sell, transfer, assign, pledge or otherwise encumber or dispose of the RSUs other than to the extent permitted by Section 11.2 of the Plan.

(e)No Shareholder Rights; Extraordinary Dividends. The Recipient shall have no rights as a shareholder with respect to the RSUs or the Common Stock underlying the RSUs until the underlying Common Stock is issued to the Recipient. Notwithstanding the foregoing, in the event that any extraordinary dividend or other extraordinary distribution is made by the Company while the RSUs remain outstanding, the Recipient shall be entitled to receive a “dividend equivalent payment” equal in amount (on a per RSU basis) as the amount paid per share of Common Stock within ten (10) days after such dividend or distribution is paid in the same form or forms that is provided to holders of shares of Common Stock; provided that if such a “dividend equivalent payment” is provided with respect to an unvested RSU, it will be subject to the same vesting schedule that applies to the underlying RSU and payable within ten (10) days after the underlying RSU to which it relates vests.

(f)Prohibition Against Transfer of Vested RSU Shares.

(i)The Recipient may not directly or indirectly, sell (including by way of a “net settlement”), transfer, assign, donate, contribute, pledge, hypothecate, encumber or otherwise dispose of (any of the foregoing, a “Transfer”) any Common Stock delivered in settlement of RSUs hereunder (“RSU Shares”) held by the Recipient, or any interest therein, except in accordance with Section 1(f)(ii) or (iii) below or with the prior written consent of the Company authorized by affirmative vote of a majority of the members of the Board.  Notwithstanding the foregoing, the sale or transfer (including by way of “broker-assisted sale” or “net settlement”) by the Recipient of RSU Shares in order to satisfy any withholding or other taxes associated with, the settlement of any RSU Shares shall not be deemed to be a Transfer for purposes of this Section 1(f) (and, for the avoidance of doubt, shall not be subject to the limitations set forth in this Section 1(f)).

(ii)The restrictions contained in Section 1(f)(i) shall not apply with respect to (i) any Transfer of RSU Shares to members of the Optionee’s “Family Group”, (ii) any Transfer of RSU Shares to the Company and (iii) any Transfer of RSU Shares to any Person in connection with a merger, consolidation, acquisition, sale, exchange, recapitalization, reorganization, or similar transaction, in each case as approved by the Board; provided, that the restrictions contained in this Section 1(f) shall continue to be applicable to the RSU Shares after any such Transfer pursuant to clause (i), and provided further that the transferees of such RSU Shares pursuant to clause (i) shall have agreed in writing to be bound by the restrictions contained herein.  Any Transfer or attempted Transfer of any RSU Shares in violation of any provision of this Agreement shall be null and void ab initio, and the Company shall not record such Transfer on its books or treat any purported transferee of such RSU Shares as the owner of such shares for any purpose.  For purposes of the foregoing, “Family Group” means the Recipient, along with any trust, foundation or similar entity controlled by the Recipient, the only beneficiaries of which, or a corporation, partnership or limited liability company, the only stockholders, limited and/or general partners or members, as the case may be, of which, include only the Recipient, the Recipient’s parents, the Recipient’s spouse, the Recipient’s descendants (whether natural or adopted), and spouses of the Recipient’s descendants.

(iii)Notwithstanding the provisions of Section 1(f)(i) and (ii), the Recipient may Transfer, at the same time or at any time after the time that Onex Partners V, LP Transfers a corresponding number of its shares, a number of RSU Shares that do not exceed seventy percent (70%) of the aggregate number of RSUs originally granted pursuant to this Agreement multiplied by a percentage equal to a fraction, the numerator of which is, as of any given time (and without double counting), the number of shares of Common Stock disposed of (including, for this purpose, the number of shares of Common Stock into which any other securities Transferred by Onex Partners V, LP could be converted as of an applicable Transfer date) by Onex Partners V, LP between the Grant Date and the date of the Recipient’s proposed sale of RSU Shares and the denominator of which is the number of shares of Common Stock that would have been held by Onex Partners V, LP if it had converted its holdings of preferred stock into Common stock as of the Grant Date.

(iv)The provisions of this Section 1(f) shall terminate automatically upon the earliest to occur of (i) the second anniversary of the date on which the RSUs become fully vested hereunder, (ii) the death or Disability of the Recipient, (iii) the Termination of the Recipient without Cause (as defined in the Employment Agreement, and other than due to death or Disability, in which case clause (ii) shall apply), in which case the provisions of this Section 1(f) shall lapse with respect to the aggregate number of RSU Shares held at the time of such Termination in equal installments on each of the six (6) month anniversary, twelve (12) month anniversary, and eighteen (18) month anniversary of the date of Termination, (iv) a Change in Control (in which case such termination shall occur immediately prior thereto) or (v) the date as of which Onex Partners V, LP no longer holds (either directly or that it may hold if it were to convert its holdings of preferred shares) at least 20% of the number of shares of Common Stock that would have been held by Onex Partners V, LP if it had converted its holdings of preferred stock into Common stock as of October 27, 2020 (disregarding, for purposes of determining whether its holdings are below such threshold, any shares attributable to accreting dividends on its preferred shares or other similar securities).

(g)Delivery Date for the Shares Underlying the Vested RSU. As soon as practicable, but in no event later than 15 days following a date on which any RSUs vest, the Company will issue to the Recipient the Common Stock underlying the then-vested RSUs, subject to Section 1(h). The shares of Common Stock will be issued in the Recipient’s name or, in the event of the Recipient’s death after the date of vesting but before the date of delivery, in the name of either (i) the beneficiary designated by the Recipient on a form supplied by the Company or (ii) if the Recipient has not designated a beneficiary, the person or persons establishing rights of ownership by will or under the laws of descent and distribution.

(h)Taxes and Tax Withholding. The Recipient acknowledges and agrees that no election under Section 83(b) of the Internal Revenue Code of 1986, as amended, can or will be made with respect to the RSUs. The Recipient acknowledges that on each date that shares underlying the RSUs are issued to the Recipient (the “Payment Date”), the Fair Market Value on that date of the shares so issued will be treated as ordinary compensation income for federal and state income and FICA tax purposes, and that the Company will be required to withhold taxes on these income amounts. To satisfy the withholding amount (determined in accordance with applicable law, in each case, at up to the maximum statutory withholding rate if so elected by Recipient), the Company will (i) withhold from the shares otherwise issuable upon a Payment Date the number of shares having a Fair Market Value equal to the withholding amount, (ii) arrange a broker-assisted “sell-to-cover” transaction but only if doing so would not have an adverse effect on Recipient pursuant to Section 16(b) of the Exchange Act and the Recipient can otherwise freely trade such shares without restriction upon receipt, or (iii) solely if elected by the Recipient, by the Recipient providing an amount in cash in order to satisfy such withholding amount.

(i)Not a Contract of Employment. Nothing in the Plan or this Agreement shall confer upon Recipient any right to be continued in the employment of the Company or any Affiliate, or to interfere in any way with the right of the Company or any parent or subsidiary by whom Recipient is employed to Terminate the Recipient’s employment at any time or for any reason, with or without cause, or to decrease Recipient’s compensation or benefits.

2.Prohibited Conduct.

(a)Consequences of Prohibited Conduct. In consideration of and as a condition to the grant of the Award, the Recipient agrees to not engage in Prohibited Conduct (as defined in Section 2(b), subject to Section 2(f) hereof). If the Company determines that the Recipient has engaged in any Prohibited Conduct, then, in addition to other available remedies:

(i)The Recipient shall immediately forfeit all then outstanding unvested RSUs awarded pursuant to this Agreement and shall have no right to receive the underlying shares; and

(ii)If the Payment Date for any RSUs has occurred, and the Company determines in a writing provided to Recipient that includes reasonable detail on or before the first anniversary of a Vesting Date for such RSUs that the Recipient has engaged in Prohibited Conduct, the Recipient shall repay and transfer to the Company the number of shares of Common Stock issued to the Recipient under this Agreement on that Payment Date (the “Forfeited Shares”) net of applicable withholding taxes. If any Forfeited Shares have been sold by the Recipient (other than to satisfy withholding taxes) prior to the Company’s demand for repayment, the Recipient shall repay to the Company 100% of the proceeds of such sale or sales and a cash payment equal to the applicable employer withholding taxes paid on the Payment Date (if such amount had not been paid in cash by the Recipient when the Payment Date occurred). The Company shall reduce the amount to be repaid by the Recipient to take into account the non-deductibility of such repayment for tax purposes to the Recipient, if applicable.

(b)Prohibited Conduct. “Prohibited Conduct” means Recipient has materially breached any restrictive covenant to which he is subject under the Employment Agreement.

(c)Company and its Affiliates. All references in this Section 2 to the Company shall include the Company or any of its Affiliates.

3.Securities Laws. The obligation of the Company, as applicable, to issue and deliver the RSUs and any shares of Common Stock hereunder shall be subject to all applicable laws, rules and regulations, and such approvals by governmental agencies as may be required. The Recipient hereby agrees not to offer, sell or otherwise attempt to dispose of any shares of Common Stock issued to the Recipient pursuant to this Agreement in any way which would: (x) require the Company to file any registration statement with the Securities and Exchange Commission (or any similar filing under state law or the laws of any other county) or to amend or supplement any such filing or (y) violate or cause the Company to violate the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, or any other Federal, state or local law, or the laws of any other country.

4.Notices. All notices, consents and other communications required or permitted to be given under or by reason of this Agreement shall be in writing, shall be delivered personally or by e-mail or as described below or by reputable overnight courier, and shall be deemed given on the date on which such delivery is made. If delivered by e-mail or fax, such notices or communications shall be confirmed by a registered or certified letter (return receipt requested), postage prepaid. Any such delivery shall be addressed to the intended recipient at the following addresses (or at such other address for a party as shall be specified by such party by like notice to the other parties):

To the Company:Emerald Holding, Inc.

100 Broadway, 14th Floor

New York, NY 10005

Attention: Mitchell Gendel

Email: mitch.gendel@emeraldx.com

To the Recipient:	At the most recent address or email contained in the Company’s records.

with a copy (not constituting notice hereunder) to:

Moulton | Moore | Stella LLP

Frank Gehry Building

2431 Main Street, Suite C

Santa Monica, CA 90405

Attention:   Adam Stella

Email: adam@moultonmoore.com

5.Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Agreement shall in all respects be governed by, and construed in accordance with, the laws (excluding conflict of laws rules and principles) of the State of Delaware applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance. Any litigation against any party to this Agreement arising out of or in any way relating to this Agreement shall be brought in any federal or state court located in the State of New York in New York County and each of the parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such litigation; provided, that a final judgment in any such litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party irrevocably and unconditionally agrees not to assert (i) any objection which it may ever have to the laying of venue of any such litigation in any federal or state court located in the State of New York in New York County, (ii) any claim that any such litigation brought in any such court has been brought in an inconvenient forum and (iii) any claim that such court does not have jurisdiction with respect to such litigation. To the extent that service of process by mail is permitted by applicable law, each party irrevocably consents to the service of process in any such litigation in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for herein. Each party hereto irrevocably and unconditionally waives any right to a trial by jury and agrees that either of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained-for agreement among the parties irrevocably to waive its right to trial by jury in any litigation.

6.Specific Performance. Each of the parties agrees that any breach of the terms of this Agreement will result in irreparable injury and damage to the other party, for which there is no adequate remedy at law. Each of the parties therefore agrees that in the event of a breach or any threat of breach, the other party shall be entitled to an immediate injunction and restraining order to prevent such breach, threatened breach or continued breach, and/or compelling specific performance of the Agreement, without having to prove the inadequacy of money damages as a remedy or balancing the equities between the parties. Such remedies shall be in addition to any other remedies (including monetary damages) to which the other party may be entitled at law or in equity. Each party hereby waives any requirement for the securing or posting of any bond in connection with any such equitable remedy.

7.Binding Effect. This Agreement shall (subject to the provisions of Section 1(d) hereof) be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

8.Severability. Each provision of this Agreement will be treated as a separate and independent clause and unenforceability of any one clause will in no way impact the enforceability of any other clause. Should any of the provisions of this Agreement be found to be unreasonable or invalid by a court of competent jurisdiction, such provision will be enforceable to the maximum extent enforceable by the law of that jurisdiction.

9.Amendments and Waivers. Subject to applicable law, this Agreement and any of the provisions hereof may be amended, modified, supplemented or cancelled, in whole or in part, prospectively or retroactively, in each case by the Committee; provided that no such action shall adversely affect the Recipient’s rights under this Agreement without the Recipient’s consent. The waiver by a party hereto of a breach by another party hereto of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach by such other party or as a waiver of any other or subsequent breach by such other party, except as otherwise explicitly provided for in the writing evidencing such waiver. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

10.Counterparts. This Agreement may be executed by .pdf or facsimile signatures and in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

[signature page follows]

NON-CALIFORNIA FORM

IN WITNESS WHEREOF, the Company and the Recipient have caused this Agreement to be executed on their behalf, by their duly authorized representatives, all on the day and year first above written.

EMERALD HOLDING, INC.

Mitchell Gendel
General Counsel and Corporate Secretary

RECIPIENT:

Hervé Sedky